Exhibit 5.1

FirstMerit Corporation

3 Cascade Plaza, Akron, Ohio 44308-1103

330 996-6300

June 21, 2013

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Re: Registration Statement on Form S-8 Filed by FirstMerit Corporation

Ladies and Gentlemen:

I have acted as counsel for FirstMerit Corporation, an Ohio corporation (the “Company”), in connection with the Company’s assumption of the Citizens Republic Bancorp, Inc. Stock Compensation Plan and Republic Bancorp, Inc. 1998 Stock Option Plan (together, the “Plans”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 1,921,426 shares of common stock, without par value, of the Company (the “Shares”) that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plans and such agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions that authorize the Company to issue or deliver and sell the Shares pursuant to the Plans and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, I have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plans under the Securities Act of 1933, as amended (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Carlton E. Langer
Carlton E. Langer
Senior Vice President, Chief Legal Officer and Secretary